                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]   Preliminary Proxy Statement


[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


                          First Republic Bancorp Inc.
.............................................................................
               (Name of Registrant as Specified In Its Charter)


                          First Republic Bancorp Inc.
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/
         .......................................................................

      4) Proposed maximum aggregate value of transaction:
         .......................................................................

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:
         ......................................................

      2) Form, Schedule or Registration Statement No.:
         ......................................................

      3) Filing Party:
         ......................................................

      4) Date Filed:
         ......................................................


Notes:

                                      LOGO
                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-1400

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1994

                               ----------------

TO THE STOCKHOLDERS OF FIRST REPUBLIC BANCORP INC.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Republic Bancorp Inc., a Delaware corporation ("First Republic"), will be held on Wednesday, May 4, 1994, at 4:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036 for the following purposes:
  1. To elect four directors to First Republic's Board of Directors, each to hold office for a three year term;
  2. To approve the grant of stock options for an aggregate of 82,400 shares of First Republic's Common Stock to the Company's eight non-employee directors.
  3. To ratify the selection of KPMG Peat Marwick as independent auditors of First Republic and its subsidiaries for the year ending December 31, 1994; and
  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record on March 22, 1994, shall be entitled to notice of and to vote at the Annual Meeting.

                                      By Order of the Board of Directors
                                                     LOGO
                                        James H. Herbert, II, President

San Francisco, California
April 1, 1994

  EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND AND TO VOTE AT THE ANNUAL MEETING IN PERSON. HOWEVER, TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTPAID ENVELOPE. THE EXECUTION OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                          FIRST REPUBLIC BANCORP INC.
                               388 MARKET STREET
                        SAN FRANCISCO, CALIFORNIA 94111
                                 (415) 392-1400

                               ----------------

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 4, 1994

                               ----------------

  This Proxy Statement refers to proxies solicited by the Board of Directors of First Republic Bancorp Inc., a Delaware corporation ("First Republic" or the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 4, 1994, 4:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036, and at any adjournments or postponements thereof (the "Meeting"), for the purpose of considering and acting upon the matters specified in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement, the Notice of Annual Meeting of Stockholders and the accompanying Form of Proxy is being sent to stockholders on or about April 4, 1994.

  The close of business on March 22, 1994, has been designated as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On March 28, 1994, 7,755,244 shares of First Republic's Common Stock, par value $.01 per share (the "Common Stock"), were outstanding and entitled to vote. Except as otherwise specified, all references in this Proxy Statement to numbers of shares of First Republic's Common Stock have been adjusted to reflect the effect of the 3% stock dividend paid by the Company on March 15, 1994 to stockholders of record on February 18, 1994.

  Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the stockholders at the Meeting.

  All shares represented by properly executed, unrevoked proxies received in time for the Meeting will be voted in accordance with instructions specified therein. In the absence of appropriate instructions to the contrary, shares represented by executed proxies will be voted in favor of the election of Management's nominees to the Board of Directors, in favor of the grant of stock options for an aggregate of 82,400 shares of First Republic's Common Stock to the Company's eight non-employee directors, in favor of ratification of the selection of KPMG Peat Marwick as the independent auditors of First Republic for the fiscal year ending December 31, 1994 and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the 1994 Annual Meeting. Any proxy may be revoked at any time prior to being voted by filing a written notice of revocation with the Secretary of First Republic, by presentation of a proxy of later date or by voting at the Meeting in person. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be treated as having voted for purposes of determining the outcome of a vote.

  The cost of soliciting proxies will be paid by First Republic. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of First Republic's Common Stock, and such persons will be reimbursed for their reasonable expenses. Proxies may be solicited by directors, officers and regular employees of First Republic in person, by telephone or by telegraph for which such persons will receive no special compensation.

PRINCIPAL STOCKHOLDERS

  The following table sets forth the beneficial ownership of the Common Stock of First Republic as of March 28, 1994 by (i) each person known to First Republic to own more than five percent of such securities, (ii) all members of the Board of Directors of First Republic, and (iii) all directors and officers of First Republic as a group. The number of outstanding shares of Common Stock of First Republic, as of March 28, 1994, was 7,755,244.

NAME AND ADDRESS OF BENEFICIAL          AMOUNT & NATURE OF
OWNER                               BENEFICIAL OWNERSHIP(1)(2) PERCENT OF CLASS
- ------------------------------      -------------------------- ----------------
Tiger Management Corporation and
 Affiliates (3)....................           757,778                 9.8%
101 Park Avenue
New York, NY 10178
James H. Herbert, II...............           640,747                 7.8%
Dimensional Fund Advisors and
 Affiliates .......................           591,145                 7.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Harbor Capital Management Company,
 Inc. .............................           584,933                 7.5%
125 High Street, 26th Floor
Boston, MA 02110
Eagle Asset Management Inc. (3)....           453,621                 5.9%
880 Carillon Parkway
St. Petersburg, FL 33716
The Equitable Companies
 Incorporated......................           435,553                 5.6%
and Subsidiaries (3)
787 Seventh Avenue
New York, NY 10019
J.P. Morgan & Co. Incorporated.....           422,268                 5.3%
and Subsidiaries (3)
60 Wall Street
New York, New York 10260
Katherine August...................           253,610                 3.2%
Barrant V. Merrill (4).............           137,603                 1.8%
First Republic Bancorp Inc.........           127,702                 1.6%
Employee Stock Ownership Plan (5)
Kenneth W. Dougherty (4)...........            70,636                 0.9%
James F. Joy (4)...................            61,530                 0.8%
Frank J. Fahrenkopf, Jr............            58,005                 0.7%
L. Martin Gibbs....................            52,040                 0.7%
Richard Cox-Johnson (4)............            45,414                 0.6%
Roger O. Walther (4)...............            40,239                 0.5%
John F. Mangan.....................            36,821                 0.5%
All Directors and Officers as a
 Group (Currently 12 persons)......         1,547,297                17.5%

- --------
(1) The number of shares shown in column 2 under the caption "Amount and Nature of Beneficial Ownership" reflects the 3% stock dividend paid by the Company on March 15, 1994. The information as to beneficial ownership of Common Stock by officers and directors has been furnished by the respective officers and directors of First Republic and, except as otherwise indicated, percentage ownership is determined by assuming (i) that any presently exercisable options owned by such person have been exercised by such person and not by any other person, and (ii) that the additional 82,400 directors' options subject to stockholder approval in accordance with Proposal No. 2 have been approved. Included, where applicable, are shares issuable upon exercise of currently vested options as follows: Mr. Herbert--467,240 shares; Ms. August--198,598 shares; all other directors-- 36,821 shares each; all directors and officers as a group--1,091,757 shares. In addition, 4,388 shares have been included as owned by Ms. August to reflect shares issuable upon conversion of an aggregate of $60,000 in principal amount of First Republic's 7 1/4% Convertible Subordinated Debentures, due 2002, directly and indirectly beneficially owned by Ms. August.
(2) Based solely on its review of the copies of reports of ownership and changes in ownership provided to First Republic by certain reporting persons pursuant to Section 16(a) of the Securities Exchange Act of 1934, or written representations from certain reporting persons, First Republic believes that during the 1993 fiscal year all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that one report by Mr. Cox-Johnson indicating receipt of an indirect beneficial interest in 3,289 shares in June 1992 was not filed until March 1994 and one report by Mr. Fahrenkopf indicating the purchase of 1,591 shares in a retirement plan in October 1992 was not filed until March 1994.

(3) Information with respect to Tiger Management Corporation has been obtained from Amendment No. 2 to its Schedule 13G, filed with the SEC on January 31, 1994 which indicates that the number of shares of First Republic beneficially owned by Tiger Management Corporation, together with shares beneficially owned by an affiliate, totalled 757,778; information with respect to Dimensional Fund Advisors, Inc. has been obtained from its
    Schedule 13G, filed with the SEC on February 9, 1994 on behalf of Dimensional Fund Advisors, Inc. and certain affiliated entities; information with respect to Eagle Asset Management, Inc. has been obtained from its Schedule 13G, filed with the SEC on February 8, 1994; information with respect to Harbor Capital Management Company, Inc. has been obtained from its Schedule 13G filed with the SEC on March 10, 1994 and from subsequent communication with the Company; information with respect to The Equitable Companies Incorporated has been obtained from Amendment No. 3 to its Schedule 13G, filed with the SEC on February 9, 1994 on behalf of The Equitable Companies Incorporated and certain affiliated entities; and information with respect to J.P. Morgan & Co. Incorporated has been obtained from Amendment No. 2 to its Schedule 13G, filed with the SEC on February 23, 1994, and includes securities for which there is a right to acquire 146,332 shares of Common Stock of First Republic; and information with respect to The Equitable Companies Incorporated has been obtained from Amendment No. 3 to its Schedule 13G, filed with the SEC on February 9, 1994 on behalf of The Equitable Companies Incorporated and certain affiliated entities. Of the shareholders for which Schedules 13G were filed, Tiger Management Corporation, Dimensional Fund Advisors, Inc., Eagle Asset Management Inc. and J.P. Morgan & Co. Incorporated each indicated sole voting rights and power to dispose with respect to shares owned by them. The Equitable Companies Incorporated indicated sole power to vote with respect to 360,987 shares and sole power to invest with respect to 435,553 shares. Harbor Capital Management Company Inc. indicated shared voting rights and shared power to dispose with respect to shares owned by them.

(4) Includes shares attributed to: Mr. Merrill from (i) his wife (43,761 shares), (ii) his children (3,713 shares), and (iii) a trust for his wife (8,487 shares); Mr. Dougherty from his wife and children (9,282 shares); Mr. Joy from his wife and children (24,709 shares); Mr. Cox-Johnson from a family trust (3,289 shares); and Mr. Walther from his wife (3,312 shares).
(5) Shares attributed to the First Republic Bancorp Employee Stock Ownership Plan (the "ESOP") represent shares not yet allocated to individual participants in the ESOP. ESOP shares that have been allocated are voted by the individual and are included in the beneficial ownership calculations for officers and directors who are employees of the Company.

1. ELECTION OF DIRECTORS

  First Republic's Board of Directors consists of ten Directors. The Directors of First Republic serve three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. At the Meeting, four Directors will stand for reelection.

INFORMATION CONCERNING NOMINEES

  The four persons named below are the Company's nominees for election to the Board of Directors: Mr. Herbert, Mr. Joy, Mr. Merrill and Mr. Walther are nominated to be Class III directors with terms expiring in 1997. Messrs. Herbert, Joy, Merrill and Walther have served as directors of First Republic since its inception.

                      DIRECTOR
NAME AND AGE           SINCE            PRINCIPAL BUSINESS EXPERIENCE
- ------------          --------          -----------------------------
James H. Herbert, II    1985   President, Chief Executive Officer and Director.
   49                          From 1980 to July 1985, Mr. Herbert was Presi-
                               dent, Chief Executive Officer and a director of
                               San Francisco Bancorp. He is a past President,
                               Chairman of the Legislative Committee and a di-
                               rector of the California Association of Thrift &
                               Loan Companies, and is on the California Commis-
                               sioner of Corporations' Industrial Loan Law Ad-
                               visory Committee. B.S., 1966, Babson College;
                               M.B.A., 1969, New York University. Member of The
                               Babson Corporation.

                     DIRECTOR
    NAME AND AGE      SINCE            PRINCIPAL BUSINESS EXPERIENCE
    ------------     --------          -----------------------------
  James F. Joy         1985   Director. Mr. Joy is Director--European Business
     56                       Development--CVC Capital Partners--Europe, and a
                              non-executive Director of Sylvania Lighting In-
                              ternational. Formerly, he was Chairman of Real
                              Estate Research Corporation, President of
                              Stanger Joy Associates, financial consultants,
                              and Vice-President--Corporate Finance at Thomson
                              McKinnon Securities, Inc. In May 1989, Mr. Joy
                              filed a petition under Chapter 11 of the U.S.
                              Bankruptcy Code and in 1990, on consent of all
                              parties, the court dismissed the case. B.S. 1959
                              and B.S.E.E., 1960, Trinity College; M.B.A.,
                              1964, New York University.
  Barrant V. Merrill   1985   Director. Mr. Merrill is an investor. He is the
     63                       Managing Partner of Sun Valley Partners. Previ-
                              ously, he was General Partner of Dakota Partners
                              and of Galena Partners, and Chairman of Pershing
                              & Co., Inc., a division of Donaldson, Lufkin &
                              Jenrette. B.A., 1953, Cornell University.
  Roger O. Walther     1985   Chairman of the Board of Directors. Mr. Walther
     58                       is Chairman and Chief Executive Officer of ELS
                              Educational Services, Inc., the largest teacher
                              of English as a second language in the United
                              States. Formerly, he served as Chairman of San
                              Francisco Bancorp. He is a director of Charles
                              Schwab & Co., Inc. B.S., 1958, United States
                              Coast Guard Academy; M.B.A., 1961, Wharton
                              School, University of Pennsylvania; and member
                              of the Graduate Executive Board of the Wharton
                              School.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. HERBERT,
                JOY, MERRILL AND WALTHER AS CLASS III DIRECTORS.

INFORMATION CONCERNING OTHER DIRECTORS

  The following table sets forth the name of each of the remaining Directors of First Republic (other than those identified under "Election of Directors," above) and certain pertinent information about them.

                      DIRECTOR
    NAME AND AGE       SINCE            PRINCIPAL BUSINESS EXPERIENCE
    ------------      --------          -----------------------------
Katherine August        1988   Executive Vice-President and Director. Ms. Au-
   46                          gust served as Chief Financial Officer of First
                               Republic from July 1985 until August 1988. Pre-
                               viously, Ms. August served as Senior Vice Presi-
                               dent and Chief Financial Officer at PMI Mortgage
                               Insurance Co., a subsidiary of Sears/Allstate.
                               A.B., 1969, Goucher College; M.B.A., 1975 Stan-
                               ford University.
Richard M. Cox-John-    1986   Director. Mr. Cox-Johnson is a director of Pre-
   son                         mier Consolidated Oilfields PLC and a director
   59                          of Marine and General Mutual Life Assurance So-
                               ciety. Graduate of Oxford University, 1955.

                      DIRECTOR
   NAME AND AGE        SINCE            PRINCIPAL BUSINESS EXPERIENCE
   ------------       --------          -----------------------------
Kenneth W. Dougherty    1985   Director. Mr. Dougherty is an investor and was
   67                          previously President of Gill & Duffus Interna-
                               tional Inc. and Farr Man & Co. Inc., which were
                               international commodity trading companies. B.A.,
                               1948, University of Pennsylvania.
Frank J. Fahrenkopf,    1985   Director. Mr. Fahrenkopf is a partner in the
   Jr.                         Washington, D.C. law firm of Hogan & Hartson.
   54                          From January 1983 until January 1989, he was
                               Chairman of the Republican National Committee.
                               B.A., 1962, University of Nevada-Reno; L.L.B.,
                               1965, University of California-Berkeley.
L. Martin Gibbs         1985   Director. Mr. Gibbs is a partner with the New
   56                          York law firm of Rogers & Wells, counsel to the
                               Company. B.A., 1959, Brown University; J.D.,
                               1962, Columbia University.
John F. Mangan          1985   Director. Mr. Mangan is an investor and was pre-
   57                          viously President of Prudential-Bache Capital
                               Partners, Inc., and a Managing Director of Pru-
                               dential-Bache Securities, Inc. Prior to that, he
                               was the Managing General Partner of Rose Invest-
                               ment Company, a venture capital partnership.
                               B.A., 1959, University of Pennsylvania.

MEETINGS AND ORGANIZATION

  During the fiscal year ended December 31, 1993, the Board of Directors held four regularly scheduled meetings, acted by telephonic board meeting three times and one action was taken by unanimous written consent. All Directors of First Republic attended at least 75% of the meetings of the Board of Directors and committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

  Executive Committee. The primary responsibilities of the Executive Committee are to advise the Company's management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. The members of the Executive Committee are Ms. August and Messrs. Herbert, Merrill and Walther.

  Compensation Committee. The primary responsibilities of the Compensation Committee are to establish and review the compensation, both direct and indirect, to be paid to First Republic's executive officers and other members of management; to review and submit to the Board of Directors its recommendations with respect to executive compensation plans; to establish and review periodically First Republic's policies relating to executive perquisites; and to oversee First Republic's employee benefit plans. The members of the Compensation Committee are Messrs. Gibbs, Joy, Merrill and Walther.

  Audit Committee. The primary responsibilities of the Audit Committee are to recommend to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of First Republic's books and records; to review with such accounting firm the scope and results of the annual audit; to review the performance by such independent accountants of professional services in addition to those which are audit related; and to consult with the internal and independent auditors with regard to the adequacy of First Republic's systems of internal controls. The members of the Company's Audit Committee are Messrs. Merrill and Walther.

  During the last fiscal year, there were no meetings of the Executive Committee; two meetings of the Compensation Committee and two actions taken by unanimous written consent; and there were five meetings of the Audit Committee.

2. PROPOSAL TO APPROVE THE GRANT OF STOCK OPTIONS FOR AN AGGREGATE OF 82,400 SHARES OF FIRST REPUBLIC'S COMMON STOCK TO FIRST REPUBLIC'S EIGHT NON-EMPLOYEE DIRECTORS

  On February 2, 1994, the Board of Directors of First Republic approved the grant of stock options for an aggregate of 82,400 shares of First Republic's Common Stock to the Company's eight non-employee directors, contingent upon approval by the Company's stockholders (the "Contingent Directors' Options") (See "Executive Compensation--Compensation of Directors"). The options provide that they are not exercisable until and unless the Company's stockholders have voted to approve the grant of the options. Each non-employee director received options for 10,300 shares of Common Stock, exercisable for ten years from the date of grant at an exercise price of $16.02 per share, which exceeded the $15.53 closing price of the Common Stock as reported on the New York Stock Exchange on the date of grant by approximately $0.50. On March 31, 1994, the Company's Common Stock closed at $14.63. The number of shares of Common Stock and the exercise price per share have been adjusted, in accordance with the term of the options, to reflect the 3% stock dividend paid by the Company on March 15, 1994.

  The Contingent Directors' Options are "Non-Qualified Stock Options" within the meaning of the Internal Revenue Code of 1986 (the "Code"). The Contingent Directors' Options provide that, upon exercise, the optionee is entitled to receive a payment equal to the tax benefit available to the Company, if any, as a result of the tax deduction allowed to the Company in the year the options are exercised.

  The exercise price of the options is payable in cash or by certified or official bank check in full at the time of exercise. The options are non-transferrable, other than by will or the laws of descent and distribution.

  The Directors' Options terminate on the earlier of (i) February 2, 2004, (ii) the death of the optionee, (iii) twelve months following the termination of the optionee's service as a director to the Company by reason of disability, (iv) immediately upon the termination of the optionee as a director for cause, or
(v) six months following the resignation of the optionee or after expiration of his term as a director if he does not stand for reelection.

  The following table sets forth certain information concerning the options granted to each nominee for director and to all non-executive directors as a group.

                               NEW PLAN BENEFITS

                                                                          NUMBER
                                                                  DOLLAR    OF
      NAME AND POSITION                                          VALUE(1) UNITS
      -----------------                                          -------- ------
      James F. Joy.............................................    $--    10,300
      Barrant V. Merrill.......................................    $--    10,300
      Roger O. Walther.........................................    $--    10,300
      All Other Directors (non-employee directors; exclusive of
       nominees)...............................................    $--    51,500

- --------
(1) At March 31, 1994, the closing price of the Company's Common Stock on the New York Stock Exchange was $14.63 per share which is below the exercise price of the options ($16.02 per share).

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE GRANT OF STOCK OPTIONS FOR AN AGGREGATE OF 82,400 SHARES OF FIRST REPUBLIC'S COMMON
            STOCK TO FIRST REPUBLIC'S EIGHT NON-EMPLOYEE DIRECTORS.

3.APPROVAL OF SELECTION OF AUDITORS

  A resolution will be presented at the Meeting to ratify the Board of Directors' appointment of KPMG Peat Marwick as independent auditors to audit the Company's financial statements for the year ending December 31, 1994. KPMG Peat Marwick has audited the Company's financial statements for each year since 1989.

  During 1993, First Republic made no changes in, and had no disagreements with, its independent auditors on accounting and financial disclosure. A representative of First Republic's independent auditors is expected to be present at the meeting, and will have the opportunity to make a statement if he desires to do so. It is expected that such representative will be available to respond to appropriate questions.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SELECTION OF
                                   AUDITORS.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  Each non-employee director of the Company receives a fee for each regularly scheduled meeting of the Board of Directors that he attends, except that First Republic pays Mr. Walther, who does not receive a fee per board meeting attended, a consulting fee for his services in marketing First Republic's banking services, including its deposit gathering and loan programs, and for his consulting services with respect to the management, administration, operations and financing of First Republic. Non-employee directors received $1,000 per meeting attended until an increase to $1,500 per meeting attended was approved by the Board of Directors on February 2, 1994. Mr. Walther received a consulting fee of $4,500 per month until February 2, 1994, at which time an increase to $5,417 per month was approved by the Board of Directors. The members of the Board of Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy. In the fiscal year ended December 31, 1993, the Board of Directors held four regularly scheduled meetings and the total cash compensation paid to non-employee directors was $80,000, including $54,000 of consulting fees paid to Mr. Walther.

  In lieu of paying higher cash directors' fees to its non-employee directors, to more closely match their long term interests with those of other stockholders, and to properly compensate for the responsibilities, both business and regulatory, of being on the board of a holding company of a federally insured institution, First Republic has from time to time granted stock options to each non-employee director of the Company. Options granted to the non-employee directors do not qualify as "Incentive Stock Options" under the Code. The term of options granted to Directors is ten years.

  The Company granted options covering 10,300 shares to each non-employee director of the Company on February 2, 1994 at an exercise price per share of $16.02, approximately $0.50 above the fair market value (closing price) of such Common Stock at the date of grant. The options on the 10,300 shares granted in February 1994 are not exercisable unless and until they have been approved by the Company's stockholders, and are described in more detail above in connection with Proposal No. 2. As of March 28, 1994, no non-employee director of the Company had exercised any of his directors' options.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ending December 31, 1993, 1992, and 1991, certain compensation paid by the Company, including salary, bonuses, stock options, and certain other compensation, to its Chief Executive Officer and its three other most highly compensated executive officers for the fiscal year ended December 31, 1993:

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                   ANNUAL COMPENSATION          AWARDS(4)(5)
                           ------------------------------------ ------------
                                                        OTHER
                                                       ANNUAL    OPTIONS BY  ALL OTHER
                                          PERFORMANCE  COMPEN-   NUMBER OF    COMPEN-
NAME & PRINCIPAL POSITION  YEAR SALARY(1)  BONUS(2)   SATION(3)  SHARES(6)   SATION(7)
- -------------------------  ---- --------- ----------- ---------  ----------  ---------
James H. Herbert,
 II
 President and             1993 $345,000   $410,220        --         --      $30,674
 Chief Executive           1992 $345,000   $448,507    $44,000    249,311     $27,690
 Officer                   1991 $345,000   $378,085        --     106,090         --
Katherine August           1993 $175,000   $208,080        --         --      $30,674
 Executive Vice            1992 $175,000   $227,501        --     106,090     $27,690
 President                 1991 $175,000   $191,780        --      42,436         --
Willis H. Newton,
 Jr.
 Senior Vice
 President and             1993 $145,000   $172,850        --         --      $30,674
 Chief Financial           1992 $145,000   $188,436        --      42,436     $27,690
 Officer                   1991 $145,000   $158,850        --      21,218         --
Linda G. Moulds
 Vice President,           1993 $ 92,000   $109,350        --         --      $28,394
 Controller and            1992 $ 92,000   $119,556        --      26,522     $26,905
 Secretary                 1991 $ 92,000   $100,785        --      15,913         --

- --------
(1) Includes amounts earned but deferred into the Company's 401(k) plan at the election of the executive.
(2) Under the Company's Executive Performance Bonus Pool Program, senior executives share, in proportion to their relative base salary levels, in the performance bonus pool which is equal to 5% of the Company's earnings before taxes and bonuses, adjusted for loan loss experience. No bonus is paid unless the Company's pre-tax, pre-bonus earnings exceed a specified minimum threshold. The total Bonus Pool for 1993 was limited to $900,000. See "Compensation Committee Report to Stockholders--The Executive Performance Bonus Pool Program" for further discussion of the program.
(3) Other annual compensation for Mr. Herbert includes $32,000 paid in 1992 pursuant to the 1985 Stock Option Plan, an amount equal to the estimated benefit to the Company of the deductions on Incentive Stock Options exercised by Mr. Herbert in 1992. Perquisites are not included for any of the persons named in the table above for 1993 or any of the other persons named for 1992 since the aggregate amount for each such person is less than the lesser of $50,000 or 10% of that person's salary and bonus, in accordance with the rules promulgated by the Securities and Exchange Commission ("SEC"). Additionally, pursuant to SEC rules, no amounts are shown for 1991.
(4) The Company has not granted any stock appreciation rights ("SARs").
(5) There were no payments under any Long Term Incentive Plan (as defined in the rules promulgated by the SEC) in 1993, 1992 or 1991.
(6) Options by Number of Shares for 1992 represents the maximum total number of shares as to which the named optionees were granted Performance-Based Contingent Options during 1992, including all shares that vest only if the Company achieves the performance levels specified in those options. See "Performance-Based Contingent Stock Options," below.
(7) Consists of the Company's matching payments under its 401(k) plan and the dollar value at year end of shares earned under the Company's Employee Stock Ownership Plan ("ESOP") during 1993 and 1992. The amounts under these two plans in 1993 were $8,994 and $21,680, respectively for each of Mr. Herbert, Ms. August and Mr. Newton; and $8,994 and $19,400, for Ms. Moulds. The amounts under these two plans in 1992 were $8,728 and $18,962, respectively, for each of Mr. Herbert, Ms. August, and Mr. Newton; and $8,728 and $18,177 for Ms. Moulds. In accordance with SEC rules, no amounts are shown for 1991.

PERFORMANCE-BASED CONTINGENT STOCK OPTIONS

  On May 7, 1992, First Republic's Board of Directors approved the grant of performance-based contingent stock options (the "Performance-Based Contingent Options") covering an aggregate of 249,311 shares of First Republic's common stock to Mr. Herbert, an aggregate of 106,090 shares to Ms. August, an aggregate of 42,436 shares to Mr. Newton, and an aggregate of 26,522 shares to Ms. Moulds. The options are exercisable for a period of ten years from the date of grant at an exercise price of $14.85 per share, the closing price of First Republic's common stock on May 7, 1992, as adjusted for the two 3% stock dividends paid on March 18, 1993 and on March 15, 1994. However, the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares of common stock immediately upon grant. Under the terms of the Performance-Based Contingent Options, the remaining underlying shares of common stock vest only upon the achievement of minimum targeted annual increases in First Republic's tangible book value per share over a period of years ending on December 31, 1995, or upon the happening of certain extraordinary events. As a result of the Company achieving an actual tangible book value per share of $11.94 at December 31, 1992, the options vested as to an additional 27.8% on February 15, 1993. At December 31, 1993, the Company's actual tangible book value per share was $13.58 which exceeded the $12.48 target for that date, and on February 15, 1994, in accordance with the terms of the options, the options vested as to an additional 19.4% of the underlying shares, bringing total cumulative vesting to 67.2%.

  Under the terms of the Performance-Based Contingent Options, the options vest each year as to the remaining unvested underlying common shares contingent upon the achievement of specific target amounts for tangible book value per share at each year's end. The minimum target amounts, as adjusted for the two recent 3% stock dividends, are $10.94 per share at December 31, 1992, $12.48 per share at December 31, 1993, $14.22 per share at December 31, 1994, and $16.35 per share at December 31, 1995. In any year in which the minimum target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, additional option shares would vest at a pro rata amount based upon the actual tangible book value per share achieved as compared to the final $16.35 target amount, versus a starting point of $9.59 at December 31, 1991. Any option shares that have not vested in a prior year may vest in subsequent years if the target amount for the subsequent year (through year-end 1995) is achieved or surpassed.

  In addition, all of the option shares immediately vest at any time within ten years, regardless of whether the target amounts have been met, upon the happening of certain events relating to extraordinary transactions, including a merger or consolidation of the company, a sale, lease, exchange or other disposition of all or substantially all of the assets of the company, a liquidation or dissolution of the company, or the acquisition of, or offer for, 25% or more of the company's issued and outstanding common stock by any person or group.

  The Performance-Based Contingent Options are "Non-Qualified Stock Options" within the meaning of the Code. The Performance-Based Contingent Options provide that, upon exercise, the optionee is entitled to receive a payment equal to the tax benefit available to the Company as a result of the tax deduction allowed to the Company in the year the options are exercised.

  The options granted to Ms. August, Mr. Newton and Ms. Moulds require that the purchase price be paid in cash or by check at the time of exercise. Under the terms of the options granted to Mr. Herbert, Mr. Herbert may pay the purchase price of any shares as to which the option is exercised by delivery of cash or a check for the aggregate par value of the shares purchased and delivery of a promissory note for the balance of the purchase price. Principal and interest on the promissory note would be payable ten years from the date it is made. The note could be prepaid at any time. The rate of interest would be the rate established by the Internal Revenue Service to provide that there is "adequate stated interest" in accordance with the Internal Revenue Code for similar maturity notes.

  The Table of Option Grants for Fiscal Year 1993 has been omitted as there were no new options granted during 1993 to the named executives.

  None of the previously identified executive officers exercised any stock options during the fiscal year ended December 31, 1993. The following table presents information concerning options held at December 31, 1993 by the named executives.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                              NUMBER OF
                          SHARES             UNEXERCISED
                         ACQUIRED            OPTIONS AT    VALUE OF UNEXERCISED IN-THE-
                            ON     VALUE   FISCAL YEAR-END   MONEY OPTIONS AT FISCAL
                         EXERCISE REALIZED  EXERCISABLE/          YEAR-END($)(1)
       NAME                (#)      ($)     UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE(2)
       ----              -------- -------- --------------- ----------------------------
James H. Herbert, II....   --       --     418,824/130,190        $1,856,600/$--
Katherine August........   --       --      177,996/55,400        $  701,600/$--
Willis H. Newton, Jr....   --       --       62,709/22,160        $  187,100/$--
Linda G. Moulds.........   --       --       50,863/13,850        $  193,100/$--

- --------
(1) Based upon fair market value of the Company's Common Stock at December 31, 1993.
(2) The only unexercisable options outstanding at December 31, 1993 were the Performance-Based Contingent Options discussed above. At December 31, 1993 the exercise price of those options exceeded the closing price of the Company's Common Stock on that date and thus had no current value.

CORPORATE PERFORMANCE

  The following performance graph below depicts the value of investment (change in the stock price plus reinvested dividends) for each monthly period from December 31, 1988 to December 31, 1993 for the Company, the S&P 500 and an Industry Group Composite of peer firms. The stock performance graph assumes $100 invested on December 31, 1988 in First Republic Bancorp, Inc. common stock, the S&P 500 and the Industry Group Composite. There has been no change in either index used in this graph from those presented in the Company's prior year proxy statement.

  The graph compares the performance of the Company with that of the S&P 500 and a group of peer institutions whose investment has been weighted based on market capitalization (price times shares outstanding). Companies in the peer group are as follows: Bay View Capital Corp., California Financial Holding Corp., Citadel Holding Corp., Coast Savings Financial, Inc., Downey Savings & Loan Association, FirstFed Financial Corp., SFFed Corp., and Westcorp, Inc. These companies are publicly traded holding companies of California-based savings and loan institutions and have been selected by senior management, with assistance from an independent third party, based on similarities in geographic location, asset size and type of business activity.

  The historical stock prices shown in the graph are not necessarily indicative of future price performance.



                                     GRAPH
                          FIRST REPUBLIC BANCORP INC.
               STOCK PRICE PERFORMANCE WITH DIVIDEND REINVESTED
                           DECEMBER 31, 1988 = $100

                      FIRST REPUBLIC  S&P 500  INDUSTRY GROUP
                DEC 88        100.00       100.00      100.00
                JAN 89         94.12       107.32      105.66
                FEB 89         83.82       104.65      111.40
                MAR 89         72.05       107.09      108.87
                APR 89         73.52       112.65      116.86
                MAY 89         70.59       117.21      123.23
                JUN 89         82.34       116.54      139.75
                JUL 89         82.34       127.07      139.43
                AUG 89         99.99       129.55      157.25
                SEP 89         89.69       129.02      165.37
                OCT 89         70.59       126.03      142.46
                NOV 89         73.52       128.60      131.79
                DEC 89         79.41       131.69      129.37
                JAN 90         70.58       122.84      111.26
                FEB 90         72.04       124.43      120.70
                MAR 90         70.58       127.72      114.82
                APR 90         61.76       124.54      112.33
                MAY 90         58.81       136.68      123.68
                JUN 90         70.58       135.76      118.85
                JUL 90         82.33       135.32      108.49
                AUG 90         58.81       123.09       95.05
                SEP 90         58.81       117.10       78.94
                OCT 90         54.41       116.60       68.56
                NOV 90         54.41       124.14       76.92
                DEC 90         52.93       127.60       76.48
                JAN 91         82.33       133.15       82.77
                FEB 91         97.03       142.68      101.09
                MAR 91        102.92       146.13      104.83
                APR 91        126.43       146.48      110.49
                MAY 91        135.26       152.80      119.41
                JUN 91        149.96       145.80      108.41
                JUL 91        154.38       152.59      122.00
                AUG 91        160.26       156.21      129.53
                SEP 91        157.32       153.59      129.01
                OCT 91        160.26       155.66      118.06
                NOV 91        149.97       149.39       94.07
                DEC 91        211.73       166.47      117.90
                JAN 92        185.26       163.37      122.08
                FEB 92        191.13       165.49      136.46
                MAR 92        199.96       162.27      133.69
                APR 92        179.39       167.03      128.43
                MAY 92        172.03       167.85      134.57
                JUN 92        169.11       165.35      128.05
                JUL 92        180.86       172.11      123.06
                AUG 92        158.81       168.59      107.23
                SEP 92        147.05       170.57       95.47
                OCT 92        129.41       171.15       99.09
                NOV 92        138.24       176.98      107.18
                DEC 92        133.82       179.15      118.67
                JAN 93        150.00       180.65      142.97
                FEB 93        163.59       183.11      149.76
                MAR 93        157.52       186.98      149.42
                APR 93        143.89       182.46      127.23
                MAY 93        151.46       187.34      128.48
                JUN 93        157.52       187.89      131.87
                JUL 93        156.01       187.13      138.11
                AUG 93        165.09       194.23      149.64
                SEP 93        198.40       192.74      159.74
                OCT 93        186.28       196.73      157.26
                NOV 93        175.68       194.86      138.83
                DEC 93        172.64       197.21      139.14

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors (the "Compensation Committee") consists of Mr. Roger O. Walther, Chairman of the Compensation Committee, L. Martin Gibbs, Esq., Mr. Barrant V. Merrill, and Mr. James F. Joy, none of whom are currently officers or employees of the Company. The Compensation Committee is responsible for setting and administering the Company's policies governing senior executive compensation, subject to approval by the Board of the Directors of the Company. Additionally, Messrs. Walther, Merrill and Joy represent a majority of the trustees for the Company's Employee Benefit Plans, including its Employee Stock Ownership Plan ("ESOP"), its 1985 Employee Stock Option Plan, and its 1992 Employee Stock Purchase Plan. The Compensation Committee evaluates the performance of the senior executives and determines compensation policies, programs, and levels for the senior executive officers. The full Board of Directors reviews the Compensation Committee's recommendations regarding the compensation of executive officers.

COMPENSATION PHILOSOPHY

  The Compensation Committee's compensation philosophy is based upon the belief that executive compensation should strongly reflect the achievement of results as measured by key indicators of Company performance, including both short term and longer term. The Compensation Committee has developed executive compensation programs designed to incentivize and reward executives for their contribution to Company performance that creates value for stockholders. The Company has adopted an Executive Bonus Pool Program that ties cash bonus awards to the Company's annual earnings. The Company's executives also participate in a long-term incentive program under which performance-based contingent stock options are directly linked to significant, targeted increases in the Company's tangible book value per share over a four-year period through fiscal 1995.

  The Compensation Committee believes that earnings growth and increases in tangible book value per share are the primary determinants in creating value for stockholders over time.

The Company's executive compensation is based upon the following goals and policies:

  . A significant portion of executive compensation should be incentive compensation that is directly linked to the Company's annual performance.

  . Incentive compensation should be based on measures of Company performance that are most meaningfully related to the creation of value for stockholders, specifically the level of earnings and tangible book value per share, over time.

  . Compensation programs should support the long term strategic goals and objectives of the Company.

  . Compensation programs should incentivize and reward individuals for outstanding contributions to the Company's success.

  . Short-term and long-term compensation play a critical role in attracting, retaining and motivating well qualified, performance-orientated executives who function as a team.

  In addition, the Compensation Committee believes that executive compensation is intended to reward the Company's senior executives for continuing efforts to build a high-quality, customer driven, stable banking institution. Since the founding of the Company in 1985, First Republic Thrift & Loan has become the largest thrift and loan institution in the State of California. Over the past five years, and during recent difficult and recessionary economic conditions, the Company has grown substantially while maintaining asset-quality, capital strength levels and a stability of earnings that exceed industry standards. In 1993, the Company achieved the following milestones:

  . Total assets increased to over $1.4 billion at year-end. Net income increased for the eighth consecutive year, up 6% in 1993 to over $12.4 million.

  . Tangible book value per share increased by 14% during the year. Total stockholders' equity increased to over $100 million, ending the year at $105 million.

  . The Company expanded its retail deposit branches by 50% and originated a record level of mortgage loans.

  The Compensation Committee believes that since inception, the Company has relied heavily on a team of highly-motivated senior executives to produce results. The Compensation Committee further believes that the Company's emphasis on high quality customer service, cost-efficient operations, combined with capital strength and prudent risk management will continue to require above-average efforts by its senior executives, and that those efforts are a major contributing factor to the Company's success. The results produced by the senior executives have been achieved during a period of significant uncertainty and risk in the savings and loan and banking industries and recent difficult and recessionary economic conditions in the Company's California markets. The Company's compensation policies are intended to encourage superior efforts by its executives.

  The Company's executive compensation consists primarily of three components, which taken together are intended to implement the Compensation Committee's overall compensation philosophy.

BASE SALARY

  Base salaries for executives are reviewed by the Compensation Committee on an annual basis. There has been no increase in base salary for any of the four senior executives, including the President and Chief Executive Officer (the "President and CEO"), since January 1991. The Compensation Committee has decided that the four senior executives will receive an increase in base salary of 10% in 1994, representing a cost of living adjustment for the effects of inflation over the prior three years. The last prior increase in base salaries was approved by the Compensation Committee in December 1990 for the 1991 fiscal year.

  Except for the inflationary adjustment, the determination that no increase in base salary would be made in 1994 over the base salary levels established for 1991 to 1993 reflects the Company's belief that incentive compensation directly tied to Company performance should continue to constitute a significant portion of each executive's total compensation (approximately 54% during 1993).

  Base salaries for the Company's four senior executives, including the President and CEO, were established at levels that are competitive with salaries for executives performing similar duties for banking and thrift institutions of comparable size. For the purpose of establishing these levels, the Compensation Committee has compared the Company to a self-selected group of companies with generally similar characteristics. The comparison group is subject to change as the Company or its competitors change their focus, merge or are acquired, or as new competitors emerge.

THE EXECUTIVE BONUS POOL PROGRAM--TIED TO EARNINGS

  The Executive Bonus Pool Program was designed in 1990 to reflect the Compensation Committee's belief that maximizing earnings contributes significantly to stockholder value. Accordingly, the plan is funded from a pre-set portion of the Company's earnings before taxes and bonuses adjusted for loan loss experience. The bonus payments are based upon earnings and all actual loan losses directly reduce the amount of the bonuses, thereby creating a very direct incentive for senior executives to work to maintain asset quality. The pool has been set at 5% of pre-tax, pre-bonus earnings after all loan losses and reserves. Also under this plan, no bonus is paid unless pre-tax, pre-bonus earnings exceed a specified minimum threshold. Such threshold has been increased annually. Individual bonus payments for senior executives are based upon relative base salary levels.

  The threshold earnings level is established at the beginning of each fiscal year. In 1993, the threshold earnings level was increased to $7,500,000; in addition, the total amount of the bonus pool was limited to the amount of $900,000 for 1993, which was less than the aggregate bonus amount paid for 1992 and was less than the amount that would have been paid under the formula. For 1994, the threshold earnings level is further increased 20% to $9,000,000 and the 1993 bonus limit has been removed.

  The Compensation Committee believes that the Executive Bonus Plan provides an excellent and direct link between the value created for stockholders and the incentive compensation paid to executives.

LONG-TERM INCENTIVES

  Long-term incentive compensation is provided through grants of stock options to the four senior executives and others. This component of compensation is intended to retain and motivate executives to improve long-term results and ultimately tangible book value and stock performance. Stock options have been granted at or above the market price of the Company's common stock on the date of grant and will only have value if the Company's stock price increases.

  The four senior executives are eligible to receive stock options under the Company's 1985 Stock Option Plan. Since inception of that plan, an aggregate of 759,317 options have been granted to employees, including 278,486 to the President and CEO and 154,891 to the remaining three senior executives, as adjusted for the Company's two recent 3% stock dividends. In 1993 or 1992, the Company did not award any options to the four senior executives under the 1985 Stock Option Plan.

  In 1991, the Company granted non-qualified, ten-year stock options covering 53,045 shares of the Company's common stock to the President and CEO and covering an aggregate of an additional 53,045 shares to the other three senior executives. These options were not awarded under the 1985 Stock Option Plan.

  In May 1992, the Compensation Committee approved the creation of non-qualified, ten-year, performance-based contingent stock options covering an aggregate of 477,405 shares of the Company's common stock, as adjusted for the Company's two recent 3% stock dividends. Options covering a total of

424,360 shares of the Company's common stock were granted on May 7, 1992 to the Company's four senior executives at an adjusted exercise price of $14.84 per share, the adjusted closing price of the Company's common stock on the date of grant, including options on 249,311 shares granted to the President and CEO.

  One of the features of the 1992 Performance-Based Contingent Options is the incentive vesting provision, which operates so that the options may be exercised only to the extent that they have vested. The options vested as to 20% of the underlying shares immediately upon grant, but only vest as to the remaining 80% of the underlying shares upon the achievement of significant, targeted annual increases in the Company's net tangible book value per share on or before December 31, 1995, or upon the occurrence of certain extraordinary events.

  The starting base for the minimum annual tangible book value per share target increases is the Company's $9.59 tangible book value per share at December 31, 1991. The minimum target amounts increase each year thereafter at a rate of approximately 14% per annum to $16.35 at December 31, 1995. In any year in which the target amount is not achieved, no additional option shares will vest with respect to that year. If the target amount is achieved or surpassed, contingent option shares vest at a pro-rata amount based upon the percentage increase toward the final target amount, versus the starting point. As a result of the Company achieving an actual tangible book value per share of $11.94 at December 31, 1992, and in accordance with the terms of the Performance-Based Contingent Options, the options vested as to an additional 27.8% on February 15, 1993. At December 31, 1993, the Company's actual tangible book value per share was $13.58, which exceeded the $12.48 target for that date; thus the options subsequently vested on February 15, 1994 as to an additional 19.4% of the underlying shares.

  Any Performance-Based Contingent Option shares that have not vested in a prior year may vest in subsequent years if the target amount for that subsequent year, through year-end 1995, is achieved or surpassed. If the final target amount is not achieved by December 31, 1995, then any Performance-Based Contingent Option shares that have not vested in a prior year will be canceled.

  The Performance-Based Contingent Options are designed to create an incentive for the senior executives to produce substantial growth in the Company's tangible book value per share. The Compensation Committee believes that because tangible book value per share is a key determinant of stockholder value in financial institution valuations, this contingent stock option program creates an extremely strong correlation between results for stockholders and executive compensation because the executives' reward depends upon both growth in book-value-per-share and growth in share price. The targeted growth rate of tangible book value per share of 14% per annum over a four year period compares very favorably with recent results for banks generally and with California thrift institutions in particular. In addition, by providing for more rapid vesting if results can be achieved sooner than the targeted goals both executives and stockholders could receive value on an accelerated basis.

  All employees of the Company who have been employed by the Company for more than six months, including each of the four senior executives, participate in the Company's Employee Stock Ownership Plan (the "ESOP") and are eligible to participate in the Company's 401(k) Plan. Under the ESOP, employees are allocated shares of the Company's Common Stock each year, in a pro-rata amount based upon the ratio of the employees' salary to the aggregate amount of salaries paid by the Company to all employees in that year. The number of shares that were allocated to the President and CEO, the Executive Vice-President and the Senior Vice-President and Chief Financial Officer in 1993 were limited in accordance with Federal regulations that govern the ESOP and the 401(k) Plan. Shares earned under the ESOP vest over a five-year period. The Compensation Committee believes that participation by the four senior executives in the ESOP provides additional long-term incentive for the creation of stockholder value.

TOTAL COMPENSATION

  For each of the four senior executives, including the President and CEO, 54% of their total cash compensation for 1993 was paid under the Executive Bonus Plan and is therefore directly tied to the Company's performance. The Compensation Committee believes that, together with the potential future value of all of their stock options, a very significant portion of each of the four senior executives' compensation, including the President and CEO's compensation, is from incentive based compensation plans which the Compensation Committee believes are linked to stockholder value creation.

March 7, 1994

                                          COMPENSATION COMMITTEE

                                          Roger O.Walther    Barrant V. Merrill

                                          L. Martin Gibbs    James F. Joy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  As noted above, the Company's Compensation Committee consists of Mr. Gibbs, Mr. Joy, Mr. Merrill, and Mr. Walther. Since inception of the Company in 1985, Mr. Walther has served as Chairman of the Board of Directors of the Company (for purposes of this disclosure, Mr. Walther has not been an executive officer of the Company). Additionally, Mr. Walther serves on the Compensation Committee of Charles Schwab Corp. and Mr. Joy serves on the Compensation Committee of Sylvania Lighting International. Mr. Gibbs is a partner with the New York law firm of Rogers & Wells, counsel to the Company.

  In December 1992, First Republic purchased two mortgage loans from First Republic Thrift and Loan, consisting of a first trust deed secured loan to ELS, Inc., a corporation headquartered in California, of $500,000 and a loan to ELS Educational Services, Inc. in the amount of $800,000 secured by a second trust deed lien. Since origination in 1988, both loans have been entirely current as to all payments. ELS, Inc. is a wholly owned subsidiary of ELS Educational Services, Inc., which in turn was until April 28, 1993 a wholly owned subsidiary of AIFS, Inc. ("AIFS"). Mr. Walther, the Chairman of the Board of Directors of First Republic, was until April 28, 1993 the President and Chief Executive Officer of AIFS.

  When both loans were made, AIFS was a publicly held, American Stock Exchange listed company and AIFS was a guarantor on both loans. At the time the loans were made, Mr. Walther was a principal stockholder, a director, and an executive officer of AIFS and a director of ELS Educational Services, Inc., and Messrs. Fahrenkopf, Herbert, Joy, and Merrill were directors of AIFS. None of Messrs. Herbert, Joy, Fahrenkopf, or Merrill are currently directors of AIFS or otherwise affiliated with AIFS, ELS, Inc., or ELS Educational Services, Inc., nor have they been since 1990. In 1990, AIFS became a privately held company owned by Mr. Walther and certain other individuals.

  In 1993, Mr. Walther completed a transaction in which he became the sole stockholder of ELS Educational Services, Inc. and he ceased to have any interest in AIFS. In connection with that transaction, First Republic agreed to release the AIFS guarantee in exchange for (1) obtaining the full personal guarantee of Mr. Walther and his wife on both loans with such guarantee secured by certain personal real estate collateral owned by Mr. Walther and his wife;
(2) cross-defaulting the two loans; and (3) adjusting the terms of the loans to provide for more rapid amortization of principal, shorter due date, an increase in interest rate, and an adjustment of the loans as to collateral allocation.

  At the time of origination in 1988, the loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and did not involve more than the normal risk of collectibility or involve any unfavorable features.

  First Republic Bancorp Inc. has a mortgage banking program under which mortgage loans may be originated for officers and directors, provided that such loans are pre-committed for non-recourse sale to a secondary market investor and are approved for purchase by said investor prior to origination. The credit criteria of such loans are similar to other loans originated by the Company for purchase by these secondary market investors. These loans are sold without recourse to the Company, are profitable to the Company, and are made in the ordinary course of business. Subsequent to the sale of such loans, the Company retains the servicing rights and receives a profitable monthly servicing fee from the investor to perform the servicing functions. During 1993, First Republic Bancorp Inc. originated (i) one loan for sale under this program for Roger O. Walther (Chairman of the Company), secured by his second home; (ii) two loans for James H. Herbert, II (President and Director of the Company), secured by his primary and second homes; and (iii) one loan for Barrant V. Merrill (Director of the Company), in connection with the purchase of a single family home. All such loans were promptly sold, as expected, to the preapproval investors.

                             FINANCIAL INFORMATION

  Financial information about First Republic consisting of the Consolidated Financial Statements, Management's Discussion and Analysis of Financial Condition and Results of Operations and Supplementary Financial Information are incorporated herein by reference to pages 20 through 33, pages 34 through 41, and page 44, respectively, in First Republic's Annual Report to Stockholders for the year ended December 31, 1993.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the 1995 Annual Meeting of Stockholders must be received by First Republic not later than December 5, 1994. Any such proposal should be communicated in writing to the Secretary of First Republic at the address set forth on the first page of this Proxy Statement.

                                 OTHER MATTERS

  The Board of Directors is not aware of any matter that may properly be presented for action at the Meeting other than the matters set forth in the accompanying Notice of Annual Meeting. Should any business not specified in the accompanying Notice of Annual Meeting of Stockholders properly come before the Meeting, the persons voting the proxies solicited by Management will vote thereon in accordance with their best judgment.

  A COPY OF THE COMPANY'S FORM 10-K (FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO THE CHIEF FINANCIAL OFFICER, WILLIS H. NEWTON, JR., AT FIRST REPUBLIC BANCORP INC., 388 MARKET STREET, SAN FRANCISCO, CALIFORNIA 94111, TELEPHONE NO. (415) 392-1400.

                                       By Order of the Board of Directors
                                       /s/ James H. Herbert
                                       ----------------------------------------
                                       James H. Herbert, II, President

San Francisco, California
April 1, 1994

                                      LOGO

                           Printed on Recycled Paper

- -------------------------------------------------------------------------------

                          FIRST REPUBLIC BANCORP INC.

PROXY                     PROXY SOLICITED ON BEHALF OF
                               BOARD OF DIRECTORS
                    FOR 1994 ANNUAL MEETING OF STOCKHOLDERS

  The undersigned stockholder of First Republic Bancorp Inc. (the "Company") hereby constitutes and appoints Roger O. Walther, James H. Herbert, II and Katherine August, and each of them, with full power of substitution, attorneys and proxies of the undersigned to attend and act for the undersigned at the 1994 Annual Meeting of Stockholders of the Company to be held on May 4, 1994, at 4:00 PM Eastern Time, at the New York Yacht Club, 37 West 44th Street, New York, NY 10036, and at any adjournments or postponements thereof, and to represent and vote as designated below all of the shares of Common Stock of the Company that the undersigned would be entitled to vote with respect to the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

1. Election of Director to term expiring in 1997.
   [_] FOR all nominees listed below      [_] WITHHOLD AUTHORITY to vote for all
(except as marked to the contrary below)            nominees listed below

James H. Herbert, II    James F. Joy    Barrant V. Merrill    Roger O. Walther

(Instruction: To withhold authority to vote for any individual nominee, draw a line through that nominee's name above.)

2. Proposal to approve the grant of stock options for an aggregate of 82,400 shares of First Republic's Common Stock to the Company's eight non-employee directors.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN

3. Proposal to ratify selection of KPMG Peat Marwick as the independent auditors for the Company for the fiscal year ending December 31, 1994.
                      [_] FOR   [_] AGAINST   [_] ABSTAIN
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                      THIS PROXY IS SOLICITED ON BEHALF OF
             THE BOARD OF DIRECTORS OF FIRST REPUBLIC BANCORP INC.

When this proxy is properly executed and returned, the shares it represents will be voted as directed. If no specification is made, this proxy will be voted for election of the nominees named, for approval of the grant of stock options for an aggregate of 82,400 shares of First Republic's Common Stock to the Company's eight non-employee directors, for ratification of the selection of KPMG Peat Marwick as the Company's independent auditors, and in accordance with the best judgment of the proxy holders with respect to any other matters which may properly come before the 1994 Annual Meeting.

                                          Please sign exactly as name(s)
                                          appear hereon. If shares are held
                                          jointly, each holder should sign.
                                          When signing as attorney, executor,
                                          administrator, trustee, guardian or
                                          corporate officer, please give full
                                          title. If a partnership, please sign
                                          in partnership name by authorized
                                          person.

                                          PLEASE SIGN AND DATE BELOW:

                                          DATED: _______________________ , 1994

                                          X
                                          -------------------------------------

 PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
            ENVELOPE SO THAT IT MAY BE COUNTED AT THE ANNUAL MEETING
- --------------------------------------------------------------------------------